Williams & Anderson PLC
                          111 Center Street, Suite 2200
                           Little Rock, Arkansas 72201

                                  May 10, 2004

Cytomedix, Inc.
1523 S. Bowman, Suite A
Little Rock, AR 72211

Re:      Registration Statement on Form SB-2

Ladies and Gentlemen:

      We have acted as counsel to Cytomedix, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to an aggregate of 25,607,644 shares of the Company's common stock, par value $.0001 per share, consisting of 9,074,270 issued and outstanding shares of common stock (the "Shares"), 3,360,000 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock (the "Conversion Shares") and 13,173,394 shares (the "Warrant Shares") of common stock issuable upon the exercise of various outstanding warrants (the "Warrants").

      We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents, instruments, records and certificates submitted to us as originals and the conformity to original documents (and the authenticity of such originals) of all documents submitted to us as copies.

      Based upon such examination and review and upon the representations made to us by the officers and directors of the Company, we are of the opinion that:

      1. The Shares issued or to be issued are or will be validly issued, fully paid and nonassessable, assuming all shares to be issued are issued against payment of the requisite purchase price.

      2. The Conversion Shares, when issued upon conversion of the Series C Convertible Preferred Stock in accordance with the terms of such convertible stock, will be validly issued, fully paid and nonassessable.

      3. The Warrant Shares, when issued against payment of the requisite exercise price, will be validly issued, fully paid and nonassessable.

      The opinions set forth above are limited to applicable provisions of the laws of the State of Arkansas and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction. Our opinion as to the matters expressed herein is as of the date above and we disclaim any obligation to update our opinion.

      This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act to the rules and regulations promulgated thereunder.

                                                  Cordially,

                                                  WILLIAMS & ANDERSON PLC

                                                  /s/  Williams & Anderson PLC